EXHIBIT 21.1

Subsidiaries of Rhythm Pharmaceuticals, Inc.

Name of Subsidiary	Jurisdiction	Ownership Percentage
Rhythm Health, Inc.	DE	100%
Rhythm Metabolic, Inc.	DE	100%